Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DEXTERA SURGICAL INC.

Matthew English hereby certifies that:

ONE:     He is the duly appointed and acting Chief Restructuring Officer of Dextera Surgical Inc., a Delaware corporation.

TWO:     The name of this Corporation is Dextera Surgical Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 15, 1997.

THREE:     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from Dextera Surgical Inc. to Dex Liquidating Co., so that Article I of the Amended and Restated Certificate of Incorporation is hereby amended, and restated in its entirety, to read as follows:

“I.

The name of this corporation is Dex Liquidating Co. (the “Corporation”).

The foregoing Certificate of Amendment has been duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed at Redwood City, California, on April 24, 2018.

By: /s/ Matthew English

Matthew English

Chief Restructuring Officer